Exhibit 2.1
Amended and Restated
Merger Implementation Agreement
Unilife Medical Solutions Limited
Unilife Corporation

Table of contents

Date 1 September 2009	1
Parties	1
Background	1
Operative provisions	2
1 Implementation of the Proposed Transaction	2
2 Conditions	2
Conditions precedent to implementation of the Option Scheme	3
Reasonable endeavours	3
Waiver of conditions	3
Failure of condition	3
Notice of changes	4
3 Share Scheme	4
Share Scheme	4
Share Scheme Consideration	4
Election	4
Fractional entitlements	4
Ineligible Overseas Shareholders	4
General provisions	5
4 Option Scheme	5
Preliminary steps	5
Option Scheme	5
Option Scheme Consideration	5
Terms of Unilife Corporation Options	5
Fractional entitlements	5
General provisions	5
5 Co-operation	6
6 Implementation of Schemes	6
Preliminary steps	6
The Company’s obligations	6
Unilife Corporation obligations	7
7 Replacement of Non-ESOP Options	8
Cancellation of Non-ESOP Options and offer of Unilife Corporation Non-ESOP Options	8
Terms of Unilife Corporation Non-ESOP Options	8
8 Conversion of Company to a proprietary company	8
9 Termination	8
Termination by notice	8
Automatic termination	8
Mutual termination	8
Effect of termination	9
10 Public announcements and disclosure	9
Public announcements	9
Required disclosure	9
11 Buy back of shares in Unilife Corporation	9
12 Costs and stamp duty	9
13 Miscellaneous	9
Notices	9
No waiver	10
Remedies cumulative	10
Entire agreement	10
Amendment	10
Assignment	10
Consents or approvals	10
No merger	10
Further assurances	10
Severability of provisions	10
Counterparts	10
GST	11

14 Governing law and jurisdiction	11
15 Definitions and interpretations	11
Definitions	11
Interpretation	13
Construction	14
Payments	14
Execution and date	15

Date 1 September 2009
Parties
Unilife Medical Solutions Limited ABN 14 008 071 403 of Level 11, 1 Chifley Square, Sydney, NSW, Australia 2000 (Company)
Unilife Corporation a company incorporated in Delaware, United States of America, of 633 Lowther Road, Lewisberry, Pennsylvania 17339, United States of America (Unilife Corporation)
Background
A	The Parties have agreed that the Company will seek to implement a transaction in order to redomicile the Unilife group in the United States of America pursuant to which:
(a)	Unilife Corporation will acquire all of the issued Shares of the Company in exchange for the issue of Unilife Corporation Shares or CDIs to shareholders of the Company by means of a scheme of arrangement under Part 5.1 of the Corporations Act (Share Scheme); and
(b)	the existing Options issued under the Company’s Employee Share Option Plan will be cancelled in exchange for the issue of Unilife Corporation Options in Unilife Corporation to existing holders of Options in the Company by means of a scheme of arrangement under Part 5.1 of the Corporations Act (Option Scheme).
B	As a result of the Proposed Transaction, the Company will become a wholly-owned subsidiary of Unilife Corporation.

C	The Board unanimously considers that the proposed Schemes are in the best interests of Shareholders and Optionholders.

D	The Parties will implement the Schemes in good faith on the terms and conditions of this Agreement.

E	In conjunction with the Schemes, the Parties will seek to replace the existing options issued to certain consultants and advisers and other third parties outside the ESOP (Non-ESOP Options) with new options in Unilife Corporation.

F	Following the implementation of the Schemes, Unilife Corporation will:
(a)	buy back the Unilife Corporation Shares issued to the Company on incorporation of Unilife Corporation for a nominal consideration of US$1.00; and
(b)	convert the Company from a public company to a proprietary company limited by shares.

Operative provisions
1	Implementation of the Proposed Transaction
1.1	The Company will propose and the Parties will seek to implement the Proposed Transaction in accordance with this Agreement.
1.2	Unilife Corporation will comply with its obligations under the Proposed Transaction and provide reasonable assistance to the Company in proposing and implementing the Proposed Transaction in accordance with this Agreement.
2	Conditions
Conditions precedent to implementation of the Share Scheme
2.1	The transfer of the Scheme Shares and Unilife Corporation’s obligations under clause 3.2 are subject to each of the following conditions being satisfied or waived in accordance with this clause 2:
2.1.1	(No prohibitive orders): Prior to 8.00am on the Second Court Hearing Date, no judicial authority or entity and no Government Agency taking and not withdrawing any action, or imposing any legal restraint or prohibition, to prevent the implementation of the Proposed Transaction (or any transaction contemplated by the Proposed Transaction).
2.1.2	(Regulatory Consents): All approvals, consents or waivers which the Parties agree are required to implement the transactions envisaged by this Agreement (other than the approval by the Court of the Schemes under section 411(4)(b) of the Corporations Act) having been obtained or deemed to have been obtained by 5:00pm on the Business Day immediately prior to the Second Court Hearing Date including ASIC and ASX providing all consents, approvals and waivers and doing all other acts which are necessary or reasonably desirable to implement the Proposed Transaction on terms that are unconditional or subject only to conditions which are acceptable to the Company (Regulatory Consents).

2.1.3	(ASX listing): ASX approving:
(a)	Unilife Corporation for admission to the official list of ASX; and

(b)	the CDIs for official quotation by ASX, in each case conditional only on the Share Scheme becoming Effective and Unilife Corporation providing the information required by the ASX approval or by the Listing Rules and satisfying any conditions in the ASX approval with regard to deferred settlement trading of the CDIs.
2.1.4	(Shareholder approval): Shareholders approving the Share Scheme at the Share Scheme Meeting (or any adjournment or postponement of it at which the Share Scheme is voted on) by the requisite majorities under the Corporations Act.
2.1.5	(Court approval of Share Scheme): The Court approving the Share Scheme in accordance with section 411(4)(b) of the Corporations Act either unconditionally or on conditions that are customary or usual.
2.1.6	(Depositary): Before 5.00pm on the Business Day prior to the Second Court Hearing Date, Unilife Corporation has appointed a Depositary and the Depositary has agreed to the allotment to it of Unilife Corporation Shares under the Share Scheme.
2.1.7	(Nominee): Before 5.00pm on the Business Day prior to the Second Court Hearing Date, Unilife Corporation has appointed a Nominee and the Nominee has agreed to sell the CDIs as contemplated by clause 3.7.
2.1.8	(Ability to issue CDIs): Before 5.00pm on the Business Day prior to the Second Court Hearing Date, Unilife Corporation has done everything necessary under the ASTC Settlement Rules to enable it to issue CDIs other than the allotment to a Depositary of Unilife Corporation Shares under the Share Scheme.
2.1.9	(Independent Expert): The Independent Expert giving a report to the Company that in its opinion the Proposed Transaction is fair and reasonable and in the best interests of Shareholders and Optionholders and the Independent Expert does not change its conclusion or withdraw its report prior to 5.00pm on the day prior to the Second Court Hearing Date.

Conditions precedent to implementation of the Option Scheme
2.2	The cancellation of the Options and Unilife Corporation’s obligations under clause 4.3 are subject to the satisfaction or waiver of each of the conditions set out in clause 2.1 and each of the following conditions being satisfied or waived in accordance with this clause 2:
2.2.1	(Optionholder approval): Optionholders approving the Option Scheme at the Option Scheme Meeting (or any adjournment or postponement of it at which the Option Scheme is voted on) by the requisite majorities under the Corporations Act.
2.2.2	(Court approval of Option Scheme): The Court approving the Option Scheme in accordance with section 411(4)(b) of the Corporations Act either unconditionally or on conditions that are customary or usual.
Reasonable endeavours
2.3	Each of the Parties must use its reasonable endeavours to procure that:
2.3.1	each of the conditions in clauses 2.1 and 2.2 are satisfied as expeditiously as possible and in any event on or before the Sunset Date, including providing all reasonable assistance to the other Party as is necessary to satisfy such conditions; and
2.3.2	there is no occurrence within the control of the Company or Unilife Corporation (as the context requires) which would prevent the conditions in clause 2.1 or 2.2 from being satisfied.
2.4	Without limiting clause 2.3.1, the Company and Unilife Corporation (as the case requires) must for the purpose of fulfilling their obligations under clause 2.3:
2.4.1	promptly apply for all relevant Regulatory Consents and provide the other with a copy of all those applications;
2.4.2	take all steps for which it is responsible as part of the approval process;

2.4.3	respond to requests for information at the earliest practicable time;
2.4.4	provide the other with all information reasonably requested in connection with the applications for Regulatory Consents; and
2.4.5	so far as it is able, allow the other and its representatives the opportunity to be present at any meetings with any Government Agency.
2.5	Each of the Company and Unilife Corporation must promptly notify the other after it becomes aware that any condition in clause 2.1 or 2.2 has been satisfied or has become incapable of being satisfied.
Waiver of conditions
2.6	The conditions in clause 2.1.1, 2.1.2, 2.1.3, 2.1.6, 2.1.7 and 2.1.8 are for the joint benefit of the Company and Unilife Corporation and may only be waived jointly by them.
2.7	The condition in clause 2.1.9 is for the sole benefit of the Company and may only be waived by the Company.

2.8	The conditions in clauses 2.1.4, 2.1.5, 2.2.1 and 2.2.2 cannot be waived.
2.9	Any waiver of the conditions in clause 2.1 (that are capable of waiver) must take place prior to 8.00am on the Second Court Hearing Date to be effective.
Failure of condition
2.10	If:
2.10.1	a condition in clause 2.1 or 2.2 is not satisfied or waived (where it is capable of being waived) by the date specified for its satisfaction; or
2.10.2	a condition in clause 2.1 or 2.2 becomes incapable of being satisfied by the date specified for its satisfaction and is not waived (where it is capable of being waived), then unless the condition is waived (where it is capable of being waived), the Parties must consult in good faith to:
2.10.3	determine whether the Proposed Transaction or an element of the Proposed Transaction (as relevant) may proceed by way of alternative means or methods;
2.10.4	change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Schemes or adjourning that application (as applicable) to another date agreed by the Company and Unilife Corporation (being a date no later than five Business Days before the Sunset Date); or

2.10.5	extend the relevant date or Sunset Date.

2.11	If the Parties are unable to reach agreement under clause 2.10 within five Business Days of the date on which they both become aware that the condition has become incapable of being satisfied (or, if earlier, by 8.00am on the Second Court Hearing Date), then unless the condition is waived (where it is capable of being waived), the Party entitled to the benefit of that condition may terminate this Agreement at any time prior to 8.00am on the Second Court Hearing Date with immediate effect by written notice to the other Party.
2.12	Subject to the rights of the Parties under clauses 9.4, 9.5, 10, 12 and 13 of this Agreement, following any termination under clause 2.11, no Party will have any liability to the other Party in respect of this Agreement.
Notice of changes
2.13	The Company and Unilife Corporation must promptly notify each other of any change or event causing, or which, so far as can reasonably be foreseen, would cause:
2.13.1	any of the conditions in clauses 2.1 or 2.2 being satisfied or becoming incapable of satisfaction; or
2.13.2	a material breach of this Agreement.
3	Share Scheme
Share Scheme
3.1	The Company will propose a scheme of arrangement under which all the Scheme Shares are transferred to Unilife Corporation and Scheme Shareholders will be entitled to receive the Share Scheme Consideration.
Share Scheme Consideration
3.2	In consideration of the Scheme Shareholders transferring their Shares to Unilife Corporation on the Implementation Date, Unilife Corporation covenants in the Company’s favour (in its own right and separately as trustee or nominee for each Scheme Shareholder) that Unilife Corporation will, on the Implementation Date, and immediately before the transfer of the Shares to Unilife Corporation, issue to such Scheme Shareholder (or, in accordance with clause 3.7 to a Nominee on its behalf where such Scheme Shareholder is an Ineligible Overseas Shareholder):
3.2.1	one Unilife Corporation Share for every six Shares held by the Scheme Shareholder on the Scheme Record Date, where such Scheme Shareholder has made an election to receive Unilife Corporation Shares in accordance with clause 3.3; or
3.2.2	six CDIs for every Unilife Corporation Share to which the Scheme Shareholder would be entitled under clause 3.2.1, where the Scheme Shareholder has made an election to receive CDIs or has not made an election in accordance with clause 3.3.
Election
3.3	The Information Memorandum must be accompanied by written notice to the Company’s share registry, under which each Scheme Shareholder may make an election to receive Unilife Corporation Shares or CDIs under the Share Scheme, by completing, signing and returning the written notice by 5.00pm on the Scheme Record Date (or such other date as agreed by the Parties in writing) to the Company’s share registry.
3.4	An election under clause 3.3 may only be made in respect of all and not only some of the Shares held by a Scheme Shareholder.
3.5	If a Scheme Shareholder does not make an election in accordance with clause 3.3, a Scheme Shareholder will receive CDIs under the Share Scheme.
Fractional entitlements
3.6	Fractional entitlements to Share Scheme Consideration will be rounded down to the nearest:
3.6.1	whole number of Unilife Corporation Shares, if the Scheme Shareholder has elected to receive Unilife Corporation Shares under the Share Scheme; or
3.6.2	multiple of six CDIs, if the Scheme Shareholder has elected to receive CDIs or has not made an election under clause 3.3, after aggregating all holdings of such Scheme Shareholder.
Ineligible Overseas Shareholders
3.7	Where a Scheme Shareholder is an Ineligible Overseas Shareholder, the number of CDIs to which the Scheme Shareholder would otherwise be entitled under the ShareScheme will be issued to a Nominee of Unilife Corporation who will sell those CDIs as soon as reasonably practicable (at the risk of that Ineligible Overseas Shareholder) and pay the net proceeds received in Australian dollars (calculated on an averaged basis so that all Ineligible Overseas Shareholders receive the same price per CDI subject to rounding to the nearest cent), after deducting any applicable brokerage and other taxes and charges, to that Ineligible Overseas Shareholder in full satisfaction of that Ineligible Overseas Shareholder’s rights to Share Scheme Consideration.

General provisions
3.8	The obligations of Unilife Corporation to issue Unilife Corporation Shares under this Agreement will be satisfied by Unilife Corporation on the Implementation Date procuring the entry in the register maintained by Unilife Corporation of holders of Unilife Corporation Shares of each person who is to receive Unilife Corporation Shares.
3.9	After the satisfaction of the obligations of Unilife Corporation in clause 3.8, and within five Business Days after the Implementation Date, Unilife Corporation will:
3.9.1	issue holding statements, certificates or transmittal letters (as the case may be) for such Unilife Corporation Shares in the name of such persons; and
3.9.2	procure the despatch of such holding statements, certificates or transmittal letters to the address as shown in the register for such persons.
3.10	The obligations of Unilife Corporation to issue CDIs under clause 3.2 will be satisfied by Unilife Corporation on the Implementation Date procuring the entry in the register maintained by Unilife Corporation of holders of Unilife Corporation Shares of the Depositary as depositary to hold the Unilife Corporation Shares underlying those CDIs and procuring the Despositary to issue CDIs to Scheme Shareholders in accordance with the Share Scheme.
3.11	After the satisfaction of the obligations of Unilife Corporation in clause 3.10, and within five Business Days after the Implementation Date, Unilife Corporation will:
3.11.1	issue holding statements or transmittal letters (as the case may be) for such Unilife Corporation Shares in the name of the Depositary and procure the despatch of such holding statements or transmittal letters to the Depositary;
3.11.2	record in the CDI Register each person who is to receive CDIs under clause 3.2; and
3.11.3	despatch to each person who is to receive CDIs under clause 3.2 a holding statement in the name of that person representing the number of CDIs to be issued to that person.
4	Option Scheme
Preliminary steps
4.1	On or before 8.00am on the Second Court Hearing Date, Unilife Corporation will adopt the Unilife Corporation Employee Stock Option Plan.
Option Scheme
4.2	The Company will propose a scheme of arrangement under which all of the Options are cancelled and Scheme Optionholders will be entitled to receive the Option Scheme Consideration.
Option Scheme Consideration
4.3	In consideration of the Scheme Optionholders agreeing to cancel their Options on the Implementation Date, Unilife Corporation covenants in the Company’s favour (in its own right and separately as trustee or nominee for each Scheme Optionholder) that Unilife Corporation will, on the Implementation Date, and immediately before the cancellation of the Options, issue to such Scheme Optionholder one Unilife Corporation Option for every six Options held by them on the Scheme Record Date.
Terms of Unilife Corporation Options
4.4	Each Unilife Corporation Option issued in accordance with clause 4.3 will:
4.4.1	have an exercise price per Unilife Corporation Option equal to six times the exercise price per option of the relevant Options it replaces;
4.4.2	have an exercise period equal to the unexpired exercise period of the relevant Options it replaces;
4.4.3	be vested to the same extent and have the same terms as to vesting as the relevant Options it replaces; and
4.4.4	otherwise be issued on the terms of the Unilife Corporation Employee Stock Option Plan.
Fractional entitlements
4.5	Fractional entitlements to Option Scheme Consideration will be rounded down to the nearest whole number of Unilife Corporation Options after aggregating all holdings of such Scheme Optionholder.
General provisions
4.6	The obligation of Unilife Corporation to issue Unilife Corporation Options under this Agreement will be satisfied by Unilife Corporation on the Implementation Date procuring the entry in the register maintained by Unilife Corporation of optionholders of each person who is to receive Unilife Corporation Options.

4.7	After the satisfaction of the obligations of Unilife Corporation in clause 4.6, and within five Business Days after the Implementation Date, Unilife Corporation will:
4.7.1	issue certificates for such Unilife Corporation Options in the name of such persons; and
4.7.2	procure the despatch of such certificates to the address as shown in the option register for such persons.
5	Co-operation
5.1	Unilife Corporation and the Company must each use all reasonable endeavours to produce the Information Memorandum, seek the required Regulatory Consents and implement the Schemes as soon as reasonably practicable.
5.2	The Company and Unilife Corporation will for this purpose discuss the content of drafts of the Information Memorandum and the Company will consider all requests or suggestions by Unilife Corporation as to the content of the Information Memorandum.

6	Implementation of Schemes
Preliminary steps
6.1	On or before 8.00am on the Second Court Hearing Date:
6.1.1	the Company will make an offer to each holder of Non-ESOP Options to cancel the Non-ESOP Options held by that person in accordance with clause 7; and
6.1.2	the Company will apply for a ruling from the Australian Taxation Office that Australian resident Scheme Shareholders and Scheme Optionholders will receive capital gains tax rollover relief in relation to the transfer of their Shares to Unilife Corporation under the Share Scheme and the cancellation and replacement of their Options under the Option Scheme and for the Non-ESOP Optionholders in relation to the cancellation and replacement of their Non-ESOP Options in accordance with clause 7.
The Company’s obligations
6.2	The Company must take all necessary steps to propose, implement and complete the Schemes as soon as reasonably practicable. This includes taking each of the following steps:
6.2.1	(Prepare Information Memorandum): Prepare the Information Memorandum in accordance with all applicable laws including the Corporations Act, applicable ASIC Policy Statements and the Listing Rules. The Information Memorandum must include, amongst other things:
(a)	details of the Schemes;

(b)	the Deeds Poll;

(c)	an explanatory statement complying with the requirements of the Corporations Act in respect of the Schemes as a whole;

(d)	a report from the Independent Expert;

(e)	notices of the Scheme Meetings;

(f)	proxy forms for the Scheme Meetings; and

(g)	a statement that each director of the Company recommends that Shareholders and Optionholders vote in favour of the Schemes.
6.2.2	(Consultation): Consult with Unilife Corporation and give Unilife Corporation and its representatives a reasonable opportunity to provide input about the Information Memorandum’s content and presentation.
6.2.3	(Independent Expert): Appoint an independent expert to provide a report with respect to the Schemes to be included in the Information Memorandum in accordance with all applicable laws.
6.2.4	(Registration): Request ASIC to register the explanatory statement included in the Information Memorandum in relation to the Schemes in accordance with section 412(6) of the Corporations Act.
6.2.5	(Engage suitable counsel): Engage suitable counsel to represent the Company in all Court proceedings related to the Schemes.
6.2.6	(Section 411(17)(b) statement): Apply to ASIC for a statement under section 411(17)(b) of the Corporations Act that ASIC has no objection to the Schemes.
6.2.7	(Court direction): Apply to the Court for orders under section 411(1) of the Corporations Act directing the Company to convene the Scheme Meetings.
6.2.8	(Scheme Meetings): Convene and hold the Scheme Meetings in order to seek approval of the Schemes in accordance with the Court’s orders.

6.2.9	(New information): Provide to Shareholders and Optionholders any further or new information that arises after the Despatch Date and prior to the Scheme Meetings that is necessary to ensure that the information contained in the Information Memorandum is not false, misleading or deceptive in any material respect.
6.2.10	(Court approval): Apply to the Court for orders approving the Schemes if they are approved by the requisite majorities of Shareholders and Optionholders respectively at the Scheme Meetings.
6.2.11	(Certificate): Provide the Court on the Second Court Hearing Date with a certificate confirming whether all of the conditions in clauses 2.1 and 2.2 have been satisfied or waived in accordance with the terms of this Agreement.
6.2.12	(Lodge copy of Court order): Lodge an office copy of the Court order approving the Schemes (if made) with ASIC no later than 5.00pm on the day after the orders are made.
6.2.13	(Registration): If the Share Scheme becomes Effective, enter in the Register all transfers of Scheme Shares to Unilife Corporation under the Share Scheme on the Implementation Date.
6.2.14	(Register information): Provide Unilife Corporation and its share registry with all information necessary, or reasonably requested, in order to assist Unilife Corporation to provide the Scheme Consideration.
Unilife Corporation obligations
6.3	Unilife Corporation must take all necessary steps to implement and complete the Schemes as soon as is reasonably practicable. This includes taking each of the following steps:
6.3.1	(Deeds Poll): Execute the Deeds Poll immediately following the Court making the orders under section 411(1) of the Corporations Act to convene the Scheme Meetings;
6.3.2	(Unilife Corporation information): Prepare and provide to the Company all information regarding Unilife Corporation required by all applicable laws, including the Corporations Act, applicable ASIC Policy Statements and the Listing Rules for inclusion in the Information Memorandum.
6.3.3	(Accuracy of Unilife Corporation information): Before the Despatch Date verify to the Company the accuracy of the Unilife Corporation information provided to the Company for inclusion in the Information Memorandum and consent to the inclusion of that information in the form and context in which it appears, in each case subject to Unilife Corporation being reasonably satisfied as to those matters.
6.3.4	(Certificate): Provide to the Court on the Second Court Hearing Date a certificate confirming whether all the conditions in clauses 2.1 and 2.2 have been satisfied or waived in accordance with the terms of this Agreement.
6.3.5	(Unilife Corporation new information): Provide to the Company any further or new information about Unilife Corporation which arises after the Despatch Date and prior to the Scheme Meetings which is necessary or reasonably required by the Company to ensure that the information concerning Unilife Corporation that is disclosed in the Information Memorandum is not false, misleading or deceptive in any material respect.

6.3.6	(Scheme Consideration): If the:
(a)	Share Scheme becomes Effective, issue the Share Scheme Consideration in accordance with clause 3.2; and

(b)	Option Scheme becomes Effective, issue the Option Scheme Consideration in accordance with clause 4.3;
in each case on the Implementation Date.

6.3.7	(Independent Expert): Promptly provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare its report for inclusion in the Information Memorandum.
6.3.8	(Reasonable assistance): Provide any assistance or information reasonably requested by the Company in relation to the Schemes, including for the purposes of obtaining the Regulatory Consents.
6.3.9	(Unilife Corporation Employee Stock Option Plan): The Board of Directors and shareholders of Unilife Corporation must adopt the Unilife Corporation Employee Stock Option Plan prior to the Lodgement Date.

Quotation of Company Shares
6.4	If the Share Scheme is approved by the Court, the Company must take all reasonable steps to ensure that the Shares remain quoted on ASX until the transfer of all the Scheme Shares to Unilife Corporation is completed.
7	Replacement of Non-ESOP Options
Cancellation of Non-ESOP Options and offer of Unilife Corporation Non-ESOP Options
7.1	On or before 8.00am on the Second Court Hearing Date, the Company will make an offer to each Non-ESOP Optionholder to cancel the Non-ESOP Options held by that person. In consideration for and subject to that cancellation, Unilife Corporation will grant one Unilife Corporation Non-ESOP Option to each Non-ESOP Optionholder for every six Non-ESOP Options held by them as at the Implementation Date (rounded down to the nearest whole number of Unilife Corporation Non-ESOP Options) on the terms set out in clause 7.3 below.

7.2	The offers set out in clause 7.1 will be conditional upon:
7.2.1	the Share Scheme becoming Effective; and
7.2.2	ASX granting a waiver on or before the Implementation Date of the requirement under Listing Rule 6.23 to obtain Shareholder approval for the cancellation of the Non-ESOP Options.
Terms of Unilife Corporation Non-ESOP Options
7.3	Each Unilife Corporation Non-ESOP Option issued in accordance with clause 7.1 will:
7.3.1	have an exercise price per option equal to six times the exercise price per option of the relevant Non-ESOP Options it replaces;
7.3.2	have an exercise period equal to the unexpired exercise period of the relevant Non-ESOP Options it replaces;
7.3.3	be vested to the same extent and have the same terms as to vesting as the relevant Non-ESOP Options it replaces; and
7.3.4	otherwise be issued on the terms of the Unilife Corporation Option Deeds.
8	Conversion of Company to a proprietary company
8.1	Within 10 Business Days following implementation of the Share Scheme, Unilife Corporation will pass a special resolution to convert the Company from a public company to a proprietary company limited by shares and lodge all necessary documentation with ASIC to give effect to the conversion of the Company from a public company to a proprietary company.
9	Termination
Termination by notice
9.1	Without prejudice to any other rights of termination under this Agreement, either Party may terminate this Agreement by giving the other Party written notice at any time before 8.00am on the Second Court Hearing Date if:
9.1.1	the other Party is in material breach of any term of this Agreement and:
(a)	the Party wishing to terminate has given the other Party a written notice:
(i)	setting out details of the breach; and

(ii)	stating its intention to terminate, and
(b)	the breach continues to exist five Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Hearing Date) from the date the notice is given; or
9.1.2	the Board withdraws its recommendation of the Schemes.
Automatic termination
9.2	All of the obligations in this Agreement with respect to a Scheme will terminate automatically without the need for action by any Party in the event that:
9.2.1	the Independent Expert opines that such Scheme is not fair and reasonable and in the best interests of the Shareholders or Optionholders (as relevant); or
9.2.2	the Company’s Shareholders or Optionholders (as relevant) fail to approve such Scheme by the necessary majorities at the relevant Scheme Meeting; or
9.2.3	the Court refuses to grant an order convening any required Scheme Meeting or approving such Scheme and either the Parties agree not to conduct an appeal or the Parties agree to conduct an appeal but the appeal is unsuccessful; or
9.2.4	such Scheme is not approved by the Court under section 411(4)(b) of the Corporations Act on or before the Sunset Date.
Mutual termination
9.3	This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

Effect of termination
9.4	If either the Company or Unilife Corporation terminates this Agreement under clauses 2.11 or 9.1 or this Agreement terminates automatically under clause 9.2, this Agreement and the Parties’ obligations under it cease without any liability or obligation on behalf of the Parties other than those obligations under this clause and clauses 10, 12 and 13.
9.5	Termination of this Agreement under clause 9 does not affect any accrued rights of a Party in respect of a breach of this Agreement prior to termination.
10	Public announcements and disclosure
Public announcements
10.1	Neither Party may make a public announcement about this Agreement, the Information Memorandum or the Schemes unless:
10.1.1	the other Party has approved the form of the announcement; or
10.1.2	the law or the Listing Rules requires an announcement to be made, subject to clause 10.2.
Required disclosure
10.2	If the law or the Listing Rules require a Party to make an announcement or disclosure about either the subject of this Agreement or the Information Memorandum, that Party must give the other Party as much notice as is reasonably practical and to the extent reasonably practical consult with the other Party about the form and content of the announcement or disclosure.
Privacy Act
10.3	Each Party acknowledges that the other has obligations under the Privacy Act 1988 (Cth) in relation to personal information (defined as any information identifying or potentially identifying an individual) in its possession and forming part of the Party’s confidential information. Each Party undertakes to comply with these obligations to the same extent and degree as the Party from whom each has obtained the information is bound to observe them.
11 Buy back of shares in Unilife Corporation
11.1	Within 10 Business Days following the implementation of the Share Scheme, Unilife Corporation will buy back the Unilife Corporation Shares issued to the Company on incorporation for a nominal consideration of US$1.00 in accordance with the requirements of Delaware law.
12 Costs and stamp duty
12.1	Subject to clause 12.2, each Party must bear its own costs and expenses (including professional fees and stamp duty) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the implementation or attempted implementation of the Schemes.
12.2	Unilife Corporation must pay all stamp duty and any related fines or penalties in respect of this Agreement, the Deeds Poll and the acquisition of the Scheme Shares in accordance with the Share Scheme.
13	Miscellaneous
Notices
13.1	Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:
13.1.1	must be in writing and signed by a person duly authorised by the sender;
13.1.2	must be delivered to the intended recipient by prepaid post or by hand or fax to the address or fax number below or the address (being an address in Australia) or fax number last notified by the intended recipient to the sender:

Company:
Address:	Level 11, 1 Chifley Square,
Sydney NSW 2000 Australia
Fax:	(02) 8346 6511
Attention:	Mr Jeff Carter

Unilife Corporation:
Address:	633 Lowther Road
Lewisberry, Pennsylvania 17339
United States of America
Fax:	+ 1 717 938 9364
Attention:	Mr Alan Shortall

13.1.3	will be taken to be duly given or made:
(a)	in the case of delivery in person, when delivered;

(b)	in the case of delivery by post:
(i)	within Australia to an Australian address, two Business Days after the date of posting; and

(ii)	in any other case, 10 Business Days after the date of posting;
(c)	in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a Business Day in the place to which the Notice is sent or is later than 4.00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.
No waiver
13.2	No failure to exercise nor any delay in exercising any right, power or remedy by a Party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.
Remedies cumulative
13.3	The rights, powers and remedies provided to each Party in this Agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement.
Entire agreement
13.4	This Agreement contains the entire agreement between the Parties as at the date of this Agreement with respect to its subject matter and supersedes all prior agreements and understandings between the Parties in connection with it.
Amendment
13.5	No amendment or variation of this Agreement is valid or binding on a Party unless made in writing executed by the Company and Unilife Corporation which may so make an amendment or variation notwithstanding that one or more other persons may be entitled to the benefit of all or any of the provisions of this Agreement.
Assignment
13.6	The rights and obligations of each Party under this Agreement are personal. They cannot be assigned, encumbered or otherwise dealt with and no Party may attempt, or purport, to do so without the prior consent of the other Party.
Consents or approvals
13.7	A Party may:
13.7.1	give conditionally or unconditionally; or

13.7.2	withhold, its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.
No merger
13.8	The rights and obligations of the Parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.
Further assurances
13.9	Each Party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.
Severability of provisions
13.10	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.
Counterparts
13.11	This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument, it being understood that both Parties need not sign the same counterpart.

GST
13.12	Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST.
13.13	To the extent that any supply made by a Party to another Party (Recipient) under or in connection with this Agreement is a taxable supply and a tax invoice has been provided to the Recipient, the Recipient must pay, in addition to the consideration to be provided under this Agreement for that supply (unless it expressly includes GST), an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.
13.14	The amount of GST payable in accordance with clause 13.13 will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided.
14	Governing law and jurisdiction
14.1	This document is governed by the law of New South Wales. The Parties submit to the non-exclusive jurisdiction of its courts and courts of appeal from them. The Parties will not object to the exercise of jurisdiction by those courts on any basis. Definitions and interpretation.

15	Definitions and interpretations
Definitions
15.1	In this Agreement the following definitions apply:

APRA means the Australian Prudential Regulation Authority.

ASIC means the Australian Securities and Investments Commission.

ASTC means ASX Settlement and Transfer Corporation Pty Limited (ABN 49 008 504 532).

ASX means ASX Limited (ACN 008 624 691) or the securities market which it operates, as the context requires.

Board means the Board of Directors of the Company from time to time.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney, Australia.

CDI means the CHESS Depositary Interest to be issued in connection with the Share Scheme representing an interest in one sixth of a Unilife Corporation Share.

CDI Register has the meaning given to that term in the ASTC Settlement Rules.

CHESS Depositary Interest has the meaning given to that term in the ASTC Settlement Rules.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia or any other court of competent jurisdiction under the Corporations Act agreed in writing by the Company and Unilife Corporation.

Deeds Poll means the Share Scheme Deed Poll and the Option Scheme Deed Poll.

Depositary has the meaning given to it in the ASTC Settlement Rules.

Directors means the directors of the Company.

Despatch Date means the day that the Information Memorandum is despatched to Shareholders and Optionholders.

Effective means, when used in relation to a Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the Court order made under section 411(4)(b) of the Corporations Act in relation to that Scheme.

Effective Date means the date on which a Scheme becomes Effective.

ESOP means the Unilife Medical Solutions Limited Employee Share Option Plan.

First Court Hearing Date means the date the Court hears the application to order the convening of the Scheme Meetings under section 411(1) of the Corporations Act.

Government Agency means:
(a)	a government, whether foreign, federal, state, territorial or local;
(b)	a department, office or minister of a government (whether foreign, federal, state, territorial or local) acting in that capacity; or
(c)	a court, administrative agency, arbitration tribunal, commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal authority, whether statutory or not and whether foreign, federal, state, territorial or local, and includes ASX, ASIC, the Takeovers Panel and APRA.

GST means goods and services tax.
Implementation Date means the third Business Day following the Scheme Record Date.
Independent Expert means the independent expert in respect of the Schemes appointed by the Company in accordance with clause 6 to consider whether the Schemes are fair and reasonable to and in the best interests of Shareholders and Optionholders.
Ineligible Overseas Shareholder means a Scheme Shareholder who is registered in the Register with an address outside Australia and its external territories, New Zealand, United Kingdom, Ireland, France, Malta, Hong Kong, Croatia and the United States or any other country agreed to by the Company and Unilife Corporation.
Information Memorandum means the document containing the information described in clause 6.2.1 to be approved by the Court and to be despatched to Shareholders and Optionholders to assist them in deciding on how to vote on the Schemes.
Listing Rules means the official listing rules of ASX as amended from time to time.
Lodgement Date means the date of lodgement of the Information Memorandum with ASIC.
Nominee means the nominee selected by Unilife Corporation prior to the Implementation Date for the purposes of clause 2.1.7.
Non-ESOP Options means the options issued to certain consultants and advisers to the Company and other third parties all of which were issued outside of the ESOP.
Option Scheme means the proposed scheme of arrangement, substantially in the form set out in Annexure 2, under Part 5.1 of the Corporations Act between the Company and Scheme Optionholders as described in clause 4, subject to any alterations or conditions made or required by the Court and approved in writing by the Parties.
Option Scheme Consideration means the consideration for the cancellation of the Options as set out in clause 4.3.
Option Scheme Deed Poll means the deed poll to be executed by Unilife Corporation substantially in the form of Annexure 4, under which Unilife Corporation covenants in favour of Scheme Optionholders to perform its obligations under this Agreement and the obligations contemplated of it under the Option Scheme, with such amendments as are approved by the Court or as the Company and Unilife Corporation may otherwise agree.
Option Scheme Meeting means the meeting of Optionholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider the Option Scheme.
Optionholder means a person registered in the Company’s option register as a holder of Options.
Options means options issued under the ESOP entitling holders to subscribe for Shares.
Parties mean the Company and Unilife Corporation.
Proposed Transaction means the redomiciliation transaction which is to be effected on the Implementation Date, under which:
(a)	Unilife Corporation will acquire all of the Shares under the Share Scheme;

(b)	the Company will cancel all of the Options under the Option Scheme;

(c)	the Company will cancel all of the Non-ESOP Options; and
(d)	the existing security holders of the Company will receive Unilife Corporation Shares (or CDIs), Unilife Corporation Options and Unilife Corporation Non-ESOP Options (as relevant).
Register means the Company’s register of shareholders.
Regulatory Consents has the meaning given to that term in clause 2.1.2.
Related Bodies Corporate has the meaning given to that term in the Corporations Act.
Scheme Meetings means the Share Scheme Meeting and the Option Scheme Meeting.
Scheme Optionholder means an Optionholder as at the Scheme Record Date.
Scheme Record Date means 7.00 pm on the fifth Business Day after the Effective Date or any other date agreed with ASX to be the record date for the Schemes to determine entitlements to receive consideration pursuant to the Schemes.
Scheme Shareholder means a Shareholder as at the Scheme Record Date.
Scheme Shares means all Shares held by Scheme Shareholders as at the Scheme Record Date.
Schemes means the Share Scheme and the Option Scheme.
Second Court Hearing Date means the first day on which an application to the Court for orders under section 411(4)(b) of the Corporations Act approving the Schemes is heard.
Share means one fully paid ordinary share in the Company.
Share Scheme means the proposed scheme of arrangement, substantially in the form set out in Annexure 1, under Part 5.1 of the Corporations Act between the Company and Scheme Shareholders as described in clause 3 subject to any alterations or conditions made or required to be made by the Court and approved in writing by the Parties.
Share Scheme Consideration means the consideration for the transfer of the Scheme Shares to Unilife Corporation as set out in clause 3.2.

Share Scheme Deed Poll means the deed poll to be executed by Unilife Corporation substantially in the form of Annexure 3, under which Unilife Corporation covenants in favour of Scheme Shareholders to perform its obligations under this Agreement and the obligations contemplated of it under the Share Scheme, with such amendments as are approved by the Court or as the Company and Unilife Corporation may otherwise agree.
Share Scheme Meeting means the Shareholders’ meeting ordered by the Court to be convened under section 411(1) of the Corporations Act to consider the Share Scheme.
Shareholder means each person who is registered in the Register as a holder of Shares.
Subsidiary has the meaning given to that term in section 46 of the Corporations Act.
Sunset Date means 5.00pm on 30 June 2010 or such other date and time agreed in writing between Unilife Corporation and the Company.
Unilife Corporation Employee Stock Option Plan means the Unilife Corporation Employee Stock Option Plan in the form agreed between the Parties to be adopted by Unilife Corporation in accordance with clause 4.1.
Unilife Corporation Non-ESOP Options means options granted by Unilife Corporation outside the Unilife Corporation Employee Stock Option Plan.
Unilife Corporation Option Deeds means the deeds under which the Unilife Corporation Non-ESOP Options will be granted by Unilife Corporation to each holder of Non-ESOP Options.
Unilife Corporation Options means options to subscribe for Unilife Corporation Shares under the Unilife Corporation Employee Stock Option Plan.
Unilife Corporation Shares means shares of fully paid common stock in the capital of Unilife Corporation.
Interpretation
15.2	In the interpretation of this Agreement, the following provisions apply unless the context otherwise requires:
15.2.1	The singular includes the plural and conversely.
15.2.2	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
15.2.3	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.
15.2.4	A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Agreement.

15.2.5	A reference to A$ or cents is to the lawful currency of Australia.
15.2.6	The clause headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
15.2.7	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.
15.2.8	A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

15.2.9	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
15.2.10	Words and phrases not specifically defined in this Agreement have the same meanings (if any) given to them in the Corporations Act.

15.2.11	A reference to time is a reference to time in Sydney, Australia.
15.2.12	A reference to the word ‘include’ or ‘including’ is to be construed without limitation.
15.2.13	If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.
15.2.14	The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.
15.2.15	A reference to a Party using its best endeavours or reasonable endeavours does not include a reference to that Party paying money or providing other valuable consideration to or for the benefit of any person (and an obligation on a Party to use its best or reasonable endeavours does not oblige that Party to pay money or provide other valuable consideration to or for the benefit of any person).
Construction
15.3	This Agreement must not be construed adversely to a Party solely because that Party or its solicitors were responsible for preparing it.
Payments
15.4	Unless otherwise expressly provided in this Agreement, where an amount is required to be paid to a Party (Receiving Party) by another Party under this Agreement, that amount must be paid:
15.4.1	in immediately available and irrevocable funds by electronic transfer to a bank account or accounts notified by the Receiving Party in writing on or before the due date for payment or in other such immediately payable funds as the Parties agree; and
15.4.2	without deduction, withholding or set-off.

Execution and date

Executed as an agreement.

Executed by Unilife Medical Solutions Limited acting by the following persons:

/s/ Alan Shortall	/s/ Jeff Carter
Signature of director	Signature of director/company secretary

Alan Shortall	Jeff Carter
Name of director (print)	Name of director/company secretary (print)

Executed by Unilife Corporation acting by the following persons:

/s/ Alan Shortall
Signature of duly authorised officer	Signature of duly authorised officer

Alan Shortall
Name of duly authorised officer (print)	Name of duly authorised officer (print)

List of Omitted Schedules/Exhibits to Agreement*

Annexure 1	Share Scheme of Arrangement
Annexure 2	Option Scheme of Arrangement
Annexure 3	Share Scheme Deed Poll
Annexure 4	Option Scheme Deed Poll

*	The registrant agrees to furnish supplementally a copy of any omitted schedule/exhibit to the Securities and Exchange Commission upon request.